Aston Funds

EXHIBIT TO ITEM 77Q1(e)

Copies of any new or amended Registrant investment advisory contracts

AMENDMENT TO

SUB-INVESTMENT ADVISORY AGREEMENT
BETWEEN ASTON ASSET MANAGEMENT LLC
AND LAKE PARTNERS, INC.

      The SUB-INVESTMENT ADVISORY AGREEMENT (the "Agreement")
dated March 30, 2009 by and between ASTON ASSET MANAGEMENT LLC (hereinafter referred to as the "Investment Adviser") and LAKE PARTNERS, INC. (hereinafter referred to as the "Subadviser"), shall be amended as follows (the "Amendment"), effective March
31, 2009. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.
      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be bound, the parties agrees follows:
      1.	Section 2 of the Agreement shall be replaced in its
entirety as follows:
      (a)	As compensation for the services enumerated in the
Agreement, the Investment Adviser will pay the Subadviser a fee with respect to the Allocated Assets, as defined in the
Agreement, which shall be calculated and payable monthly in
arrears within fifteen (15) business days after the end of each month based on the average daily net assets of the Fund, in an amount equal to 50% of the positive difference, if any, of (x)
the advisory fee payable to the Investment Adviser with respect to the Allocated Assets of the Fund (before deduction of the fee payable to Subadviser) minus (y) the sum of: (i) any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund,
(ii) any reimbursement of Fund expenses by the Investment
Adviser pursuant to an expense limitation or reimbursement
agreement with the Fund (collectively with (i), the
"Reimbursement Agreement"), and (iii) any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund.
      	(b)	If the difference between (x) and (y), as defined
above, results in a negative amount (the "Negative Amount" or "Negative Amounts"), such Negative Amount shall be payable, monthly in arrears, by the Subadviser to the Investment Adviser within fifteen (15) business days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation. All expenses attributable to any Negative Amount shall be calculated daily on an accrual basis and in a manner consistent with the Reimbursement Agreement and in compliance with applicable law, regulation, accounting standards and best practices applicable to the Fund.
      	(c)	To the extent months have positive differences
between (x) and (y) as defined above, the Investment Adviser shall reimburse the Subadviser for any cumulative Negative
Amounts as a catch up reimbursement ("Catch Up Reimbursement"
or, cumulatively, "Catch Up Reimbursements").  In months when the difference between (x) and (y) as defined above becomes
positive, then such positive amount shall be paid by the
Investment Adviser to the Subadviser as a Catch Up Reimbursement
until cumulative Catch Up Reimbursements reduce cumulative
Negative Amounts to zero. Such Catch Up Reimbursements shall be calculated and payable monthly in arrears within fifteen (15)
business days after the end of each relevant month.  Once
cumulative Negative Amounts are reduced to zero, then the
Investment Adviser shall pay the Subadviser the compensation as described in section 2(a) above.
      	(d)	If the Agreement is terminated by the Investment
Adviser, the Trustees of the Trust, or the shareholders by vote of a majority of the outstanding voting securities of the Fund, as provided by the 1940 Act, then the Investment Adviser shall pay the Subadviser a sum equal to 50% of any outstanding
cumulative Negative Amounts not previously reimbursed.
      	(e)	For the purposes of the Agreement, a Fund's "net
assets" shall be determined as provided in the Fund's then-
current Prospectus (as used herein this term includes the
related Statement of Additional Information).
      	(f)	If this Agreement shall become effective
subsequent to the first day of a month, or shall terminate
before the last day of a month, the Subadviser's compensation or the amount payable by the Subadviser to the Investment Adviser
(in the event the calculation of the Subadviser's compensation results in a negative amount) for such fraction of the month shall be prorated based on the number of calendar days of such month during which the Agreement is effective.
      2.	 Except as expressly amended and modified by this
Amendment, all provisions of the Sub-Investment Advisory
Agreement shall remain in full force and effect.
      3.	Except to the extent governed by federal law including
the 1940 Act, this Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of laws thereunder.


IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

ATTEST:

ASTON ASSET MANAGEMENT LLC
By:	/s/ Kenneth Anderson

ATTEST:

LAKE PARTNERS, INC.
/s/ Frederick C. Lake
By: Frederick C. Lake, Co-Chairman, Treasurer

/s/ Frederick C. Lake
By: Ronald A. Lake, Co-Chairman, President